UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM 8-K
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CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): October 29, 2014 (October 28, 2014)
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Synacor, Inc.
(Exact name of registrant as specified in its charter)
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Delaware	001-33843	16-1542712
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

40 La Riviere Drive, Suite 300, Buffalo, New York	14202
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (716) 853-1362
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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangement of Certain Officers.
Effective October 28, 2014, the board of directors of Synacor, Inc. (the "Company") appointed Scott Murphy as a director of the Company.  This appointment fills the one remaining vacancy on the Company's board of directors. Mr. Murphy will be a Class III director and serve in this role until the 2017 annual meeting of stockholders. Mr. Murphy was also appointed to the audit committee.

Mr. Murphy is the managing director and Chief Investment Officer of Advantage Capital Partners ("Advantage Capital"), which provides equity and debt capital, along with strategic and operational counsel, to businesses that have the potential for both superior investment returns and meaningful community impact. Mr. Murphy rejoined Advantage Capital in 2012 after serving in the United States Congress representing New York from 2009 to 2011. Mr. Murphy previously worked at Advantage Capital from 2001 to 2009, overseeing the New York portfolio. Mr. Murphy received his A.B. magna cum laude from Harvard University. He has earned the right to use the Chartered Financial Analyst designation and is a former President of the Upstate Venture Association of New York.

Advantage Capital holds an 8% equity interest in the Company.

Consistent with the Company’s non-employee director compensation policy, Mr. Murphy will receive annual cash retainers for his service on the board and the audit committee and an initial stock option grant of 50,000 shares. The stock options will vest over four years of service, with 25% vesting after completion of one year of service and the remainder vesting monthly over an additional three years of service. In addition, in the event of the Company’s change of control or Mr. Murphy’s death, disability or retirement at or after age 65, any unvested option shares will fully vest. Mr. Murphy will also enter into an indemnification agreement with the Company, in the same form entered into with the Company’s other directors and executive officers.

Item 9.01 Financial Statements and Exhibits.

99.1	Press release issued by Synacor, Inc. dated October 29, 2014.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Synacor, Inc.

Date: October 29, 2014	By:	/s/ WILLIAM J. STUART
William J. Stuart
Chief Financial Officer and Secretary